Exhibit 99.1

Furniture Brands International, Inc.
1 North Brentwood Blvd.
St. Louis, Missouri 63105

For Further Information Call
Rick Isaak
Furniture Brands
VP, Controller, Treasurer & Investor
Relations
314-862-7117
or
Farah Soi
ICR
203-682-8200

FURNITURE BRANDS INTERNATIONAL REPORTS
SECOND QUARTER 2012 FINANCIAL RESULTS

St. Louis, Missouri, August 2, 2012 -- Furniture Brands International (NYSE: FBN) today announced financial results for the second quarter ended June 30, 2012.

•	Net sales of $265.5 million, down 10.4% as compared to the second quarter of 2011

•	Gross margin of 24.1% versus 24.8 % in the second quarter of 2011

•	Operating loss of $5.8 million, flat compared to the second quarter of 2011

Mr. Ralph Scozzafava, Chairman and CEO stated, “We continue to make progress with our ongoing cost and efficiency efforts. Our ability to deliver second quarter operating results that were flat to the prior year period despite the decreased sales volume is a result of these efforts. As we continue to improve our efficiency, we are also focused on driving sales through new product offerings that are updated, relevant and offer value to the customer. We are seeing broader acceptance of this newer product, which has contributed to our increased order backlog at the end of the quarter. We also remain disciplined on the capital allocation front as we work towards our goal of improving our operating results and generating positive free cash flow in 2012.”

Net sales for the second quarter of 2012 were $265.5 million, a decline of 10.4% compared to net sales of $296.2 million in the second quarter of 2011. Second quarter 2012 retail sales at the 48 Thomasville company-owned stores totaled $25.6 million compared with sales of $26.9 million at 48 company- owned stores in the prior year period. Second quarter same-store sales at the 44 Thomasville stores that the company has owned for more than 15 months, were down 7.4% compared to the second quarter of 2011 following an 8.0% increase in the prior year period.

Gross profit for the second quarter of 2012 was $64.0 million and gross margin was 24.1%, compared to $73.4 million in gross profit and 24.8% gross margin in the prior year period. The decrease in second quarter 2012 gross margin was primarily due to additional clearance of older inventory and product that is being replaced, decreased retail margin, and lower plant utilization, partially offset by lower costs resulting from prior cost reduction activities.

Selling, general and administrative expenses for the second quarter of 2012 totaled $69.8 million as compared to $79.3 million in the second quarter of 2011. This decrease was primarily due to lower expenses resulting from prior cost reduction activities.

The Company had an operating loss of $5.8 million in the second quarter of 2012 as compared to an operating loss of $5.8 million in the prior year period.

For the second quarter of 2012, Furniture Brands reported a net loss of $6.8 million, or $0.12 per share compared to a net loss of $6.6 million, or $0.12 per share in the second quarter of 2011.

The Company ended the quarter with a cash balance of $19.1 million and a debt balance of $77 million.

Upcoming Investor Event
A conference call will be held to discuss second quarter results at 7:30 a.m. (Central Time) on August 2, 2012. Those wishing to participate should call 1-866-788-0541 (domestic calls) or 1-857-350-1679 (international calls) and reference passcode 31861965. The call can also be accessed in the Upcoming Investor Events section of the company's website at furniturebrands.com under “Investor Info”. Access to the call and the release will be archived for one year.

For those unable to attend the conference call, it will be available via taped replay through 5:00 p.m. (Central Time) on August 9, 2012. That replay can be accessed by dialing 888-286-8010 (617-801-6888 for international calls) and entering passcode 96763884.

About Furniture Brands

Furniture Brands International, Inc. (NYSE:FBN) is a world leader in designing, manufacturing, sourcing and retailing home furnishings. Furniture Brands markets products through a wide range of channels, including its own Thomasville retail stores and through interior designers, multi-line, independent retailers and mass merchant stores.  Furniture Brands' portfolio includes some of the best known and most respected brands in the furniture industry, including Thomasville, Broyhill, Lane, Drexel Heritage, Henredon, Pearson, Hickory Chair, Lane Venture, Maitland-Smith, La Barge, and Creative Interiors. To learn more about the company, visit: furniturebrands.com.

Cautionary Statement Regarding Forward-Looking Statements
Matters discussed in this document and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, of our anticipated growth, operating results, future earnings per share, or plans and objectives, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “will,” “believe,” “positioned, ” “estimate,” “project,” “target,” “continue,” “intend,” “expect,” “future,” “anticipates,” and similar expressions that are not statements of historical fact. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under ``Risk Factors'' in our Annual Report on Form 10-K for the year ended December 31, 2011, and in our other subsequent public filings with the Securities and Exchange Commission. Such factors include, but are not limited to: risks associated with the execution of our strategic plan; changes in economic conditions; loss of market share due to competition; changes in our pension funding obligations; failure to forecast demand or anticipate or respond to changes in consumer tastes and fashion trends; failure to achieve projected mix of product sales; business failures of large customers; distribution realignments; manufacturing realignments and cost savings programs; increased reliance on offshore (import) sourcing of various products; fluctuations in the cost, availability and quality of raw materials; product liability uncertainty; environmental regulations; future acquisitions; loss of key personnel; impairment of intangible assets; anti-takeover provisions which could result in a decreased valuation of our common stock; loss of funding sources or our inability to secure additional financing to meet our operating and capital needs; and our ability to open and operate new retail stores successfully. It is routine for internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that all forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this report or other periodic reports are made only as of the date made and may change. While we may elect to update forward-looking statements at some point in the future, we do not undertake any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

FURNITURE BRANDS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net sales	$265,474	$296,225	$552,732	$594,081
Cost of sales	201,466	222,805	417,282	443,117
Gross profit	64,008	73,420	135,450	150,964
Selling, general, and administrative expenses	69,827	79,256	139,834	158,854
Operating loss	(5,819)	(5,836)	(4,384)	(7,890)
Interest expense	840	958	1,590	1,719
Other income, net	99	384	303	895
Loss before income tax expense	(6,560)	(6,410)	(5,671)	(8,714)
Income tax expense	210	239	720	993
Net loss	$(6,770)	$(6,649)	$(6,391)	$(9,707)
Net loss per common share:
Basic and diluted:	$(0.12)	$(0.12)	$(0.12)	$(0.18)
Weighted average shares of common stock outstanding:
Basic and diluted:	55,141	54,919	55,087	54,869

FURNITURE BRANDS INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$19,070	$25,387
Receivables, less allowances of $10,304 ($10,413 at December 31, 2011)	120,312	107,974
Inventories	249,037	228,155
Prepaid expenses and other current assets	10,560	9,490
Total current assets	398,979	371,006
Property, plant, and equipment, net	111,413	115,803
Trade names	77,508	77,508
Other assets	46,273	50,179
	$634,173	$614,496
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$115,412	$85,603
Accrued expenses	54,153	53,551
Total current liabilities	169,565	139,154
Long-term debt	77,000	77,000
Deferred income taxes	19,954	19,330
Pension liability	179,074	185,991
Other long-term liabilities	58,235	60,740
Shareholders’ equity	130,345	132,281
	$634,173	$614,496

FURNITURE BRANDS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2012	2011
Cash flows from operating activities:
Net loss	$(6,391)	$(9,707)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation and amortization	10,166	11,549
Compensation expense related to stock option grants and restricted stock awards	1,205	2,065
Other, net	142	75
Changes in operating assets and liabilities:
Accounts receivable	(12,620)	(9,040)
Income taxes receivable	283	518
Inventories	(20,882)	3,213
Prepaid expenses and other assets	(787)	(2,499)
Accounts payable and other accrued expenses	30,490	5,716
Deferred income taxes	544	250
Other long-term liabilities	(5,155)	(1,248)
Net cash provided (used) by operating activities	(3,005)	892
Cash flows from investing activities:
Additions to property, plant, equipment, and software	(3,469)	(17,364)
Proceeds from the disposal of assets	114	2,264
Net cash used in investing activities	(3,355)	(15,100)
Cash flows from financing activities:
Payments for debt issuance costs	—	(2,433)
Other	43	31
Net cash provided (used) by financing activities	43	(2,402)
Net decrease in cash and cash equivalents	(6,317)	(16,610)
Cash and cash equivalents at beginning of period	25,387	51,964
Cash and cash equivalents at end of period	$19,070	$35,354
Supplemental disclosure:
Cash refunds for income taxes, net	$163	$263
Cash payments for interest expense	$1,643	$1,517

FURNITURE BRANDS INTERNATIONAL, INC.
SUPPLEMENTAL RETAIL INFORMATION
(dollars in thousands)
(unaudited)

	Thomasville Stores (a)		All Other Retail Locations (b)
	Three Months Ended June 30,		Three Months Ended June 30,
	2012	2011	2012	2011
Net sales	$25,578	$26,872	$8,637	$9,548
Cost of sales	15,144	15,506	5,667	5,713
Gross profit	10,434	11,366	2,970	3,835
Selling, general and administrative expenses — open stores	14,692	16,066	4,133	5,188
Operating loss — open stores (c)	(4,258)	(4,700)	(1,163)	(1,353)
Selling, general and administrative expenses — closed stores (d)	—	—	564	843
Operating loss - retail operations (c)	$(4,258)	$(4,700)	$(1,727)	$(2,196)
Number of open stores and showrooms at end of period	48	48	16	18
Number of closed locations at end of period	—	—	21	27
Same-store-sales (e):
Percentage increase/(decrease)	(7)%	8%	(f)	(f)
Number of stores	44	45

	Thomasville Stores (a)		All Other Retail Locations (b)
	Six Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net sales	$53,036	$55,852	$16,670	$19,563
Cost of sales	30,810	33,134	10,669	12,404
Gross profit	22,226	22,718	6,001	7,159
Selling, general and administrative expenses — open stores	29,560	31,980	8,055	10,166
Operating loss — open stores (c)	(7,334)	(9,262)	(2,054)	(3,007)
Selling, general and administrative expenses — closed stores (d)	—	—	1,503	2,265
Operating loss - retail operations (c)	$(7,334)	$(9,262)	$(3,557)	$(5,272)
Same-store-sales (e):
Percentage increase/(decrease)	(4)%	12%	(f)	(f)
Number of stores	44	45

a)	This supplemental data includes company-owned Thomasville retail store locations that were open during the period.

b)	This supplemental data includes all company-owned retail locations other than open Thomasville stores (“all other retail locations”).

c)	Operating loss does not include our wholesale profit on the above retail net sales.

d)	SG&A - closed stores includes occupancy costs, lease termination costs, and costs associated with closed store lease liabilities.

e)
The Thomasville same-store sales percentage is based on sales from stores that have been in operation and company-owned for at least 15 months, including any stores that had been opened for at least 15 months but were closed during the period.

f)	Same-store-sales information is not meaningful and is not presented for all other retail locations because results include retail store locations of multiple brands, including six Drexel Heritage stores, one Henredon store, one Broyhill store, and eight designer showrooms at June 30, 2012; and other than designer showrooms, it is not one of our long-term strategic initiatives to grow non-Thomasville brand company-owned retail locations.